Exhibit 99.1

Heritage Commerce Corp Reports Earnings of $1.9 Million for the First Quarter of 2020

as Merger Integration and Coronavirus Response Weigh on Results

San Jose, CA — April 23, 2020 —  Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced first quarter 2020 net income of  $1.9 million, or $0.03 per average diluted common share,  compared to $12.1 million, or $0.28 per average diluted common share, for the first quarter of 2019, and $5.7 million, or $0.10 per average diluted common share, for the fourth quarter of 2019.  Earnings for the first quarter of 2020 were impacted by the effect of our first quarter $13.3 million pre-tax current expected credit losses (“CECL”) related provision for credit losses on loans, driven by forecasted effects on economic activity from the Coronavirus pandemic, and $2.4 million of pre-tax merger-related costs, as discussed in more detail below.  All results are unaudited.

“The underlying results of our first quarter 2020 were solid, although overshadowed by the initial impact of the Coronavirus pandemic and economic outlook.  Earnings for the quarter were supported by loan growth of 38% and total deposit growth of 28% from a year ago due to the Presidio Bank (“Presidio”) merger,  along with a stable net interest margin of 4.25%.  However, going forward, we expect interest income and our net interest margin will come under pressure as the full effect of the lower interest rate environment is realized,” said Keith A. Wilton, President and Chief Executive Officer.  “Further, our first quarter of 2020 results were impacted by our CECL provision for credit losses on loans, as we proactively prepare for the economic effects of the pandemic.”    See “Coronavirus (COVID-19),” “Adoption of CECL,” and “Liquidity” below.

“The Presidio systems and integration conversion was successfully completed in the first quarter of 2020, making this the largest merger in our Company’s history,” added Mr. Wilton.  “Merger-related costs reduced pre-tax earnings by $2.4 million in the first quarter of 2020, compared to $9.9 million in the fourth quarter of 2019.  We gained traction in the new markets we entered last year and are building strength in our traditional footprint in the greater San Francisco Bay market.”  The majority of the cost savings were implemented by the end of the first quarter of 2020.

Coronavirus (COVID-19)

On March 16, 2020, six counties in the San Francisco Bay Area, which account for most of the Bank’s market footprint, announced “Shelter-in-Place” orders for all of their residents.  At that time, these were the strictest measures of their kind in the United States, and were followed on March 19, 2020 by a similar statewide order.  On March 31, 2020, the six counties extended and tightened their Shelter-in-Place restrictions which will now be kept in place until at least May 3, 2020.  On April 14, 2020, California’s governor announced that the state had no timeline for lifting its stay at home order but indicated that it would need to see a decline in the rate of spread of the virus before large-scale reopening can occur.  State and local health measures have immediately weighed on the economy, with California statewide initial jobless claims jumping to 660,996 for the week ending April 11, 2020 from 57,606 for the week ending March 14, 2020. In total, statewide initial jobless claims aggregated over 2.8 million for the four weeks ending April 11, 2020.

To provide financial relief and support to the economy, at the end of March, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The new law included the $349 billion Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to fund short-term loans for small businesses.  The Company, which began taking loan applications from its small business clients immediately after the program began, received an overwhelming response.  As of April 16, 2020, when the SBA suspended the program, the Company had processed 597 PPP loan applications with potential outstanding balances of $225.3 million.  The Company intends to continue to participate in the PPP loan program should additional funding become available.

In addition, with the March 13, 2020 declaration of a National State of Emergency and passage of the CARES Act, federal bank regulators announced guidance that offers temporary relief from troubled debt restructuring (“TDR”) accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. In response to these customer’s needs, we have made accommodations for initial payment deferrals of up to 90 days with the potential for up to an additional 90 days, if requested and depending on the circumstances. All applicable fees have been waived. As of April 16, 2020, we had received 301 requests for payment deferrals, with balances totaling approximately  $158 million, or 6.3%, of our loan portfolio ranging across many different industries but primarily for dentists and physicians ($27 million) and commercial real estate ($107 million).  Requests involving commercial real estate had an average loan-to-value (“LTV”) of 37% and substantially all loans to borrowers requesting deferrals were supported by personal guarantees.

The Company’s loan portfolio consists of the following higher risk sectors, as defined by the Company, as of March 31, 2020:

% of Total
HIGHER RISK SECTORS	Loans
Health care and social assistance:
Offices of dentists	1.61%
Other community housing services	1.05%
Offices of physicians (except mental health specialists)	0.69%
All others	1.81%
Total health care and social assistance	5.16%
Retail trade	4.10%
Accommodation and food services
Hotels (except casino hotels) and motels	0.92%
Full-service restaurants	0.84%
Limited-service restaurants	0.63%
All others	0.51%
Total accommodation and food services	2.90%
Arts, entertainment, and recreation	1.08%
Total higher risk sectors	13.24%

Finally, we note that in June of 2019, the Company entered into a lease agreement for 54,910 square feet of office space in San Jose, California, commencing on February 1, 2020.  The Company was able to complete the move of its Bay View Funding office during the first quarter of 2020, and we had intended to move the main office of the Company during the second quarter of 2020 to this new location. However, due to delays and restrictions created by California’s and Santa Clara County’s Shelter-in-Place declarations because of the Coronavirus, we must delay the move to later in the year.

“We are closely monitoring the Coronavirus pandemic and have taken a number of steps to help protect the safety and well-being of our customers, employees and communities.  By March 15, 2020, we had enabled approximately 75% of our staff to work remotely, established social distancing protocols within our bank premises and branches for both employees and customers. All branches remain open to serve our customers and communities and we have provided increased compensation for personnel whose roles require that they serve customers in a branch” said Mr. Wilton. “Through the duration of this pandemic, we will continue to adhere closely to the Coronavirus safety guidance provided by the Centers for Disease Control and Prevention (“CDC”) and the California Department of Public Health (“CDPH”), while maintaining the high level of service our clients are used to enjoying.  The Company had in place extensive business resumption plans, procedures and redundant systems which provided those employees working remotely with the resources needed to fully assist our clients with their banking needs. In addition, the recent passage of federal health and economic stimulus laws will help us support the many communities we serve.”

“We believe both the Company’s and the Bank’s strong capital base with a common equity Tier 1 risk-based capital ratio of 12.2% and 12.7%, respectively, substantial liquidity position,   loan portfolio diversification and conservative underwriting practices will enable us to proactively address the challenges related to the Coronavirus that we are likely to face in the coming quarters,” added Mr. Wilton. “I would also add that from all members of the Board of Directors and myself, we couldn’t ask for a stronger and more resilient team of dedicated employees as we look ahead and move forward.”

Adoption of CECL

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in prior Generally Accepted Accounting Principles (“GAAP”) with a methodology that reflects expected life-of-loan credit losses and requires consideration of a broader range of reasonable and supportable information to estimate future credit loss estimates. As CECL encompasses all financial assets carried at amortized cost, the requirement that reserves be established based on an organization’s reasonable and supportable estimate of expected credit losses extends to held-to-maturity debt securities.  This update became effective for the Company on January 1, 2020.  As of the implementation date of January 1, 2020, the Company recognized an increase of $8.6 million to its allowance for credit losses for loans. The majority of this increase is related to loan portfolios acquired in our recent acquisitions that under the previous methodology were covered by the purchase discount on acquired loans. The cumulative-effect adjustment as a result of the adoption of this guidance was recorded, net of tax of $2.4 million, as a $6.2 million reduction to retained earnings effective January 1, 2020.

While the CARES Act allows banks to delay implementation, Securities and Exchange Commission (“SEC”) guidance indicates that a delay in implementation will operationally require running both methodologies simultaneously with restatements required when CECL is implemented for those that delay.  Additionally, bank regulations have provided capital relief to banks that do implement CECL at January 1, 2020.

For CECL modeling purposes, the Company uses forecast data for the state of California including Gross Domestic Product (“GDP”) and unemployment projections provided by the California Economic Forecast (“CEF”, www.CaliforniaForecast.com). At January 1, 2020, the forecast for California GDP for 2020 was an annual increase in the low single digits and the forecasted California unemployment rate for 2020 was in the mid single digits.   In March 2020, the CEF forecast was revised for GDP in the negative low single digits and peak unemployment in the low double digits.

The provision for credit losses on loans was $13.3 million for the first quarter of 2020.  There was a credit to the provision for loan losses of ($1.1) million for the first quarter of 2019, and a provision for loan losses of $3.2 million for the fourth quarter of 2019. At March 31, 2020, the allowance for credit losses on loans was $44.7 million, representing 1.75% of total loans, and 369.81% of nonperforming loans.  The increase in the provision in the first quarter of 2020 was driven primarily by a significantly deteriorated economic outlook resulting from the Coronavirus pandemic. Most major economic forecasts, including CEF as noted above,  now show a significant decline in California GDP and a substantial rise in unemployment for 2020.  The three loan classes where the largest increases in reserves were recorded under the CECL loss rate methodology were investor-owned commercial real estate (“CRE”), construction & land, and commercial and industrial (“C&I”).    Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, portfolio duration, and other factors.

As of the implementation date, there was a $58,000 allowance for losses recorded on the Company’s held-to-maturity municipal investment securities portfolio.  For the first quarter of 2020, there was a reduction of  $3,000 to the allowance for losses on the Company’s held-to-maturity municipal investment securities portfolio.

We refer you to the “DRIVERS OF CHANGE IN ACLL UNDER CECL” table below for detail.

Liquidity

Our liquidity position refers to our ability to maintain cash flows sufficient to fund operations and to meet obligations and other commitments in a timely fashion. The Company manages liquidity to be able to meet unexpected sudden changes in levels of its assets or deposit liabilities without maintaining excessive amounts of balance sheet liquidity. At March 31, 2020, the Company had a strong liquidity position with $443.4 million in cash and cash equivalents and approximately $477.5 million in available borrowing capacity from various sources including the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank of San Francisco (“FRB”), Federal funds facilities with several financial institutions, and a line of credit with a correspondent bank. The Company also had $686.4 million (at fair value) in unpledged securities available at March  31, 2020. Our loan to deposit ratio increased to 75.86% at March 31, 2020, compared to 70.01% at March 31, 2019, and 74.20% at December 31, 2019.

First Quarter 2020 Highlights (as of, or for the periods ended March 31, 2020, compared to March 31, 2019,  and December  31, 2019, except as noted):

Operating Results:

♦	Diluted earnings per share were $0.03 for the first quarter of 2020, compared to $0.28 for the first quarter of 2019, and $0.10 for the fourth quarter of 2019.

♦	The following table indicates the ratios for the return on average tangible assets and the return on average tangible equity for the periods indicated:

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Return on average tangible assets	0.19%	0.57%	1.63%
Return on average tangible equity	1.91%	5.96%	17.90%

♦

Net interest income, before provision for credit losses on loans, increased 24% to $38.6 million for the first quarter of 2020, compared to net interest income, before loan losses of $31.0 million for the first quarter of 2019, and decreased (2%)  from $39.2 million for the fourth quarter of 2019.

•

The fully tax equivalent (“FTE”) net interest margin contracted 13 basis points to 4.25% for the first quarter of 2020,  from 4.38% for the first quarter of 2019,  primarily due to a decline in the average yield of loans, investment securities, and overnight funds, partially offset by an increase in the average balance of loans, and an increase in the accretion of the loan discount into loan interest income from  our merger with Presidio during the fourth quarter of 2019.  The FTE net interest margin expanded 10 basis points for the first quarter of 2020 from 4.15% for the fourth quarter of 2019, primarily due to a higher average loan balance, an increase in the yield on investment securities, and a lower average rate on the subordinated debt as a result of the redemption of $10.0 million of Presidio subordinated debt assumed during the merger with Presidio in the fourth quarter of 2019.

♦	The following tables present the average balance of loans outstanding, interest income, and the average yield for the periods indicated:

	For the Quarter Ended			For the Quarter Ended
	March 31, 2020			March 31, 2019
	Average	Interest	Average	Average	Interest	Average
(in $000’s, unaudited)	Balance	Income	Yield	Balance	Income	Yield
Loans, core bank and asset-based lending	$2,422,020	$30,104	5.00%	$1,724,723	$22,854	5.37%
Bay View Funding factored receivables	47,470	2,877	24.38%	48,502	2,953	24.69%
Residential mortgages	33,075	230	2.80%	36,770	251	2.77%
Purchased CRE loans	27,340	249	3.66%	33,344	294	3.58%
Loan fair value mark / accretion	(16,180)	1,322	0.22%	(6,249)	455	0.11%
Total loans	$2,513,725	$34,782	5.57%	$1,837,090	$26,807	5.92%

•

The average yield on the total loan portfolio decreased to 5.57% for the first quarter of 2020, compared to 5.92% for the first quarter of 2019, primarily due to a decrease in the average yield on loans (core bank and asset-based lending),  partially offset by an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions,  and an increase in the average balance loans (core bank and asset-based lending) primarily from the merger with Presidio.

	For the Quarter Ended			For the Quarter Ended
	March 31, 2020			December 31, 2019
	Average	Interest	Average	Average	Interest	Average
(in $000’s, unaudited)	Balance	Income	Yield	Balance	Income	Yield
Loans, core bank and asset-based lending	$2,422,020	$30,104	5.00%	$2,353,871	$30,786	5.19%
Bay View Funding factored receivables	47,470	2,877	24.38%	45,045	2,888	25.44%
Residential mortgages	33,075	230	2.80%	33,867	237	2.78%
Purchased CRE loans	27,340	249	3.66%	28,407	238	3.32%
Loan fair value mark / accretion	(16,180)	1,322	0.22%	(15,089)	1,338	0.23%
Total loans	$2,513,725	$34,782	5.57%	$2,446,101	$35,487	5.76%

•	The average yield on the total loan portfolio decreased to 5.57% for the first quarter of 2020 compared to 5.76% for the fourth quarter of 2019, primarily due to decreases in the prime rate on loans.

•

The total net purchase discount on loans from the Focus Business Bank (“Focus”) loan portfolio was $5.4 million on the acquisition date of August 20, 2015, of which $399,000 remains outstanding as of March 31, 2020.  The total net purchase discount on loans from the Tri-Valley loan portfolio was $2.6 million on the acquisition date of April 6, 2018, of which $1.5 million remains outstanding as of March 31, 2020.    The total net purchase discount on loans from the United American loan portfolio was $4.7 million on the acquisition date of May 4, 2018, of which $2.5 million remains outstanding as of March 31, 2020.    The total net purchase discount on loans from Presidio loan portfolio was $12.5 million on the Presidio merger date of October 11, 2019 (the “merger date”), of which $10.6 million remains outstanding as of March 31, 2020.  In aggregate, the remaining net purchase discount on total loans acquired was $15.0 million at March 31, 2020.

♦	The average cost of total deposits was 0.22% for the first quarter of 2020, compared to 0.28% for the first quarter of 2019 and 0.26% for the fourth quarter of 2019.

♦

There was a $13.3 million provision for credit losses on loans for the first quarter of 2020, as discussed in “Adoption of CECL” above.  There was a credit to the provision for loan losses of ($1.1) million for the first quarter of 2019, and a $3.2 million provision for loan losses for the fourth quarter of 2019.  The provision for loan losses for the fourth quarter of 2019 included $2.0 million related to certain non-impaired loans acquired at a premium from Presidio.  This premium was due to higher interest rates on the loans versus market interest rates at the time of the merger.  Due to the net premium on these loans, a provision for loan losses was required and it was not due to credit deterioration since the Presidio merger date.

♦

Total noninterest income was $3.2 million for the first quarter of 2019 compared to $2.5 million for the first quarter of 2019, and $2.4 million for the fourth quarter of 2019, primarily due to a $791,000 gain on disposition of a foreclosed asset, partially offset by lower gains on sales of SBA loans.

♦

Total noninterest expense for the first quarter of 2020 increased to  $25.8 million, compared to $17.9 million for the  first quarter of 2019, primarily due to higher salaries and employee benefits as a result of annual salary increases, and additional employees and operating costs added as a result of the Presidio merger.  Total noninterest expense for the first quarter of 2020 decreased to $25.8 million from $30.6 million for the fourth quarter of 2019, due to reduced  merger-related costs for the Presidio merger compared to the fourth quarter of 2019.

•	Earnings for the first quarter of 2020 and fourth quarter of 2019 were reduced by pre-tax merger-related costs, related to the merger with Presidio which was completed on the merger date, as follows:

	For the Quarter Ended
MERGER-RELATED COSTS	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019
Salaries and employee benefits	$356	$6,580	$—
Other	2,068	3,299	—
Total merger-related costs	$2,424	$9,879	$—

•

Full time equivalent employees were 337 at March  31, 2020,  309 at March  31, 2019, and 357 at December  31, 2019.    The decrease in full time equivalent employees at March 31, 2020, compared to December 31, 2019, was due to the completion of the Presidio systems conversions  during the first quarter of 2020.

♦	The efficiency ratio was 61.70% for the first quarter of 2020, compared to 53.47% for the first quarter of 2019, and 73.58% for the fourth quarter of 2019.

♦

Income tax expense was $868,000 for the first quarter of 2020, compared to $4.5 million for the first quarter of 2019, and $2.1 million for the fourth quarter of 2019.  The effective tax rate for the first quarter of 2020 increased to 31.8%, compared to 27.1% for the first quarter of 2019, and 26.9% for the fourth quarter of 2019, primarily due to an increase in tax expense for forfeited stock options and merger-related stock options.  The effective tax rate for the first quarter of 2020 would have been 26.8% without these items.

•

The difference in the effective tax rate for the periods reported compared to the combined Federal and state statutory tax rate of 29.6% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality:

♦

Total assets increased 31% to $4.08 billion at March  31, 2020, compared to $3.12 billion at March 31, 2019, primarily due to the Presidio merger. Total assets decreased (1%) from $4.11 billion at December 31, 2019.

♦

Securities available-for-sale, at fair value, totaled $373.6 million at March 31, 2020, compared to $452.5 million at March 31, 2019, and $404.8 million at December 31, 2019.  At March 31, 2020, the Company’s securities available-for-sale portfolio was comprised of $251.8 million of agency mortgage-backed securities (all issued by U.S. Government sponsored entities),  and $121.8 million of U.S. Treasury securities. The pre-tax unrealized gain on securities available-for-sale at March 31, 2020 was $9.4 million, compared to a pre-tax unrealized loss on securities available-for-sale of ($2.9) million at March 31, 2019, and a pre-tax unrealized gain on securities available-for-sale of $2.3 million at December 31, 2019.  All other factors remaining the same, when market interest rates are rising, the Company will experience a lower unrealized gain (or a higher unrealized loss) on the securities portfolio. Investment securities available-for-sale from Presidio totaled $45.1 million, at fair value, at the Presidio merger date.

•	During the first quarter of 2020, the Company sold $26.4 million of agency mortgage-backed securities available-for-sale, with a gain on sale of securities of $100,000.

♦

At March 31, 2020, securities held-to-maturity, at amortized cost, totaled $348.0 million, compared to $367.0 million at March 31, 2019, and $366.6 million at December  31, 2019.  At March 31, 2020, the Company’s securities held-to-maturity portfolio was comprised of $270.2 million of agency mortgage-backed securities, and $77.8 million of tax-exempt municipal bonds.

♦

The loan portfolio remains well-diversified as reflected in the following table which summarizes the distribution of loans, excluding loans held-for-sale, and the percentage of distribution in each category for the periods indicated:

LOANS	March 31, 2020		December 31, 2019		March 31, 2019
(in $000’s, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial	$657,549	26%	$631,547	25%	$559,718	30%
Real estate:
CRE	1,505,563	59%	1,510,592	59%	1,012,641	55%
Land and construction	151,923	6%	150,634	6%	98,222	5%
Home equity	165,159	6%	175,252	7%	118,448	6%
Residential mortgages	45,474	2%	46,256	2%	49,786	3%
Consumer	28,501	1%	19,882	1%	9,690	1%
Total Loans	2,554,169	100%	2,534,163	100%	1,848,505	100%
Deferred loan fees, net	(258)	-	(319)	—	(187)	—
Loans, net of deferred fees	$2,553,911	100%	$2,533,844	100%	$1,848,318	100%

•

Loans, excluding loans held-for-sale, increased $705.6 million or 38%, to $2.55 billion at March 31, 2020, compared to $1.85 billion at March  31, 2019,  and increased $20.1 million or 1%, to $2.55 billion at March  31, 2020, compared to $2.53 billion at December 31, 2019.

•	C&I line usage was 36% at March 31, 2020, compared to 37% at March 31, 2019, and 35% at December 31, 2019.

•	At March 31, 2020, 35% of the CRE loan portfolio was secured by owner-occupied real estate.

♦	The following table summarizes the allowance for credit losses on loans(1) for the periods indicated:

	For the Quarter Ended
ALLOWANCE FOR CREDIT LOSSES ON LOANS(1)	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019
Balance at beginning of period	$23,285	$25,895	$27,848
Charge-offs during the period	(673)	(6,003)	(226)
Recoveries during the period	251	170	757
Net recoveries (charge-offs) during the period	(422)	(5,833)	531
Impact of adopting Topic 326	8,570	—	—
Provision for credit losses on loans during the period(2)	13,270	3,223	(1,061)
Balance at end of period	$44,703	$23,285	$27,318

Total loans, net of deferred fees	$2,553,911	$2,533,844	$1,848,318
Total nonperforming loans	$12,088	$9,828	$17,315
Allowance for credit losses on loans to total loans(1)	1.75%	0.92%	1.48%
Allowance for credit losses on loans to total nonperforming loans(1)	369.81%	236.93%	157.77%

(1)Allowance for credit losses on loans ("ACLL") at March 31, 2020, Allowance for loan losses ("ALLL") for the prior periods
(2)Provision for credit losses on loans for the quarter ended March 31, 2020, Provision (credit) for loan losses for the prior periods

•

The ACLL was 1.75% of total loans at March 31, 2020 and the ACLL to total nonperforming loans was 369.81% at March 31, 2020. The ALLL was 1.48%  of total loans and the ALLL to nonperforming loans was 157.77% at March  31, 2019, and 0.92%  and 236.93%, respectively at December 31, 2019.  See “Adoption of CECL” above.  The loans acquired from Presidio are included in total loans at March 31, 2020 and December 31, 2019.  Due to the addition of the Presidio loans at fair value with no allowance, the ALLL to total loans decreased at December 31, 2019, compared to March 31, 2019.  However, the Company provided an additional $2.0 million in provision for loan losses to increase the ALLL at December 31, 2019 for certain non-impaired loans acquired at a premium from Presidio.

•	The following table shows the results of adopting CECL for the first quarter of 2020:

DRIVERS OF CHANGE IN ACLL UNDER CECL
(in $000’s, unaudited)
ALLL at December 31, 2019	$23,285
Day 1 adjustment impact of adopting Topic 326	8,570
Net (charge-offs) during the period	(422)
Portfolio changes during the period	1,216
Economic factors	12,054
ACLL at March 31, 2020	$44,703

•

Net charge-offs totaled $422,000 for the first quarter of 2020, compared to net recoveries of $531,000 for the first quarter of 2019, and net charge-offs of $5.8 million for the fourth quarter of 2019.   Net charge-offs of $5.8 million for the fourth quarter of 2019 primarily consisted of three lending relationships totaling $5.5 million, including one large relationship which was previously disclosed and specifically reserved for during the second and third quarters of 2018.  The three lending relationships totaling $5.5 million in net charge-offs had a total of $4.7 million in specific reserves.

♦	The following is a breakout of nonperforming assets (“NPAs”) at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	March 31, 2020		December 31, 2019		March 31, 2019
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
CRE loans	$7,346	61%	$5,094	52%	$6,633	38%
Commercial loans	3,403	28%	2,657	27%	8,442	49%
SBA loans	771	6%	787	8%	570	3%
Restructured and loans over 90 days past due and still accruing	442	4%	1,153	12%	1,357	8%
Home equity and consumer loans	126	1%	137	1%	313	2%
Total nonperforming assets	$12,088	100%	$9,828	100%	$17,315	100%

•

NPAs totaled  $12.1 million, or 0.30% of total assets, at March 31, 2020, compared to $17.3 million, or 0.56% of total assets, at March 31, 2019, and $9.8 million, or 0.24% of total assets, at December  31, 2019.

•	There were no foreclosed assets on the balance sheet at March 31, 2020, March 31, 2019, or December 31, 2019.

•

Classified assets increased to  $39.6 million, or 0.97% of total assets, at March 31, 2020, compared to $25.2 million, or 0.81% of total assets, at March  31, 2019, and $32.6 million, or 0.79% of total assets, at December  31, 2019.  The increase in classified assets for the first quarter of 2020, compared to the fourth quarter of 2019 was primarily due to two CRE secured and one commercial lending relationships that were moved to classified assets during the first quarter of 2020.

♦	The following table summarizes the distribution of deposits and the percentage of distribution in each category for the periods indicated:

DEPOSITS	March 31, 2020		December 31, 2019		March 31, 2019
(in $000’s, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest-bearing	$1,444,534	42%	$1,450,873	42%	$1,016,770	38%
Demand, interest-bearing	810,425	24%	798,375	23%	704,996	27%
Savings and money market	949,076	28%	982,430	29%	759,306	29%
Time deposits — under $250	51,009	2%	54,361	2%	56,385	2%
Time deposits — $250 and over	96,540	3%	99,882	3%	90,042	3%
CDARS — interest-bearing demand,
money market and time deposits	15,055	1%	28,847	1%	12,745	1%
Total deposits	$3,366,639	100%	$3,414,768	100%	$2,640,244	100%

•

Total deposits increased $726.4 million, or 28%, to $3.37 billion at March  31, 2020, compared to $2.64 billion at March  31, 2019, which included $673.1 million in deposits from Presidio, at fair value, and an increase of $53.3 million in the Company’s legacy deposits.  Total deposits decreased ($48.1) million or (1%) from  $3.41 billion at December 31, 2019.

•

Deposits, excluding all time deposits and CDARS deposits, increased $723.0 million, or 29%, to $3.20 billion at March  31, 2020, compared to $2.48  billion at March  31, 2019,  which included $650.6 million in deposits from Presidio, at fair value, and an increase of $72.4 million in the Company’s legacy deposits.  Deposits, excluding all time deposits and CDARS deposits decreased ($27.6) million or (1%), compared to $3.23 billion at  December 31, 2019.

♦

The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines under the Basel III prompt corrective action (“PCA”) regulatory guidelines for a well-capitalized financial institution, and the Basel III minimum regulatory requirements at March  31, 2020, as reflected in the following table:

			Well-capitalized
			Financial
			Institution	Basel III
	Heritage	Heritage	Basel III PCA	Minimum
	Commerce	Bank of	Regulatory	Regulatory
CAPITAL RATIOS (unaudited)	Corp	Commerce	Guidelines	Requirement (1)
Total Risk-Based	14.7%	14.0%	10.0%	10.5%
Tier 1 Risk-Based	12.2%	12.7%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	12.2%	12.7%	6.5%	7.0%
Leverage	10.0%	10.5%	5.0%	4.0%

(1)	Basel III minimum regulatory requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

♦	The following table reflects the components of accumulated other comprehensive loss, net of taxes, for the periods indicated:

ACCUMULATED OTHER COMPREHENSIVE LOSS	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019
Unrealized gain (loss) on securities available-for-sale	$6,299	$1,242	$(2,010)
Remaining unamortized unrealized gain on securities
available-for-sale transferred to held-to-maturity	288	297	325
Split dollar insurance contracts liability	(4,850)	(4,835)	(3,746)
Supplemental executive retirement plan liability	(6,774)	(6,842)	(3,963)
Unrealized gain on interest-only strip from SBA loans	328	360	407
Total accumulated other comprehensive loss	$(4,709)	$(9,778)	$(8,987)

♦

Tangible equity was  $384.5 million at March  31, 2020, compared to $283.3 million at March  31, 2019, and $388.9 million at December  31, 2019.  Tangible book value per share was $6.46 at March  31, 2020, compared to $6.54 at March  31, 2019, and $6.55 at December 31, 2019.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo,  San Rafael,  Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission (“SEC”), Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) our ability to anticipate interest rate changes and manage interest rate risk; (4) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (5) volatility in credit and equity markets and its effect on the global economy; (6) our ability to effectively compete with other banks and financial services companies and the effects of competition in the financial services industry on our business; (7) our ability to achieve loan growth and attract deposits; (8) risks associated with concentrations in real estate related loans; (9) the relative strength or weakness of the commercial and real estate markets where our borrowers are located, including related asset and market prices; (10) other than temporary impairment charges to our securities portfolio; (11) changes in the level of nonperforming assets and charge offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for credit losses and the Company’s provision for credit losses; (12) increased capital requirements  for our continual growth or as imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; (13) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (14) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases; (15) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (16) our inability to attract, recruit,  and retain qualified officers and other personnel could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects; (17) the potential increase in reserves and allowance for loan loss as a result of the transition to the current expected credit loss standard (“CECL”) established by the Financial Accounting Standards Board to account for expected credit losses; (18) possible  adjustment of the valuation of our deferred tax assets; (19) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (20) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (21) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (22) compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities , accounting and tax matters; (23) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (24) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (25) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (26) availability of and competition for acquisition opportunities; (27) risks resulting from domestic terrorism; (28) risks of natural disasters (including earthquakes) and other events beyond our control; (29) the expected cost savings, synergies and other financial benefits from the Presidio Bank merger might not be realized within the expected time frames or at all; (30) the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; and (31) our success in managing the risks involved in the foregoing factors.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct:  (408) 494-4542

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
Interest income	$40,942	$42,471	$33,449	(4)%	22%
Interest expense	2,362	3,242	2,407	(27)%	(2)%
Net interest income before provision
for credit losses on loans(1)	38,580	39,229	31,042	(2)%	24%
Provision (credit) for credit losses on loans(1)	13,270	3,223	(1,061)	312%	1351%
Net interest income after provision
for credit losses on loans(1)	25,310	36,006	32,103	(30)%	(21)%
Noninterest income:
Service charges and fees on deposit accounts	969	1,140	1,161	(15)%	(17)%
Gain on the disposition of foreclosed assets	791	—	—	N/A	N/A
Increase in cash surrender value of
life insurance	458	405	330	13%	39%
Servicing income	183	156	191	17%	(4)%
Gain (loss) on sales of securities	100	(217)	—	146%	N/A
Gain on sales of SBA loans	67	358	139	(81)%	(52)%
Other	625	551	647	13%	(3)%
Total noninterest income	3,193	2,393	2,468	33%	29%
Noninterest expense:
Salaries and employee benefits	14,203	18,819	10,770	(25)%	32%
Occupancy and equipment	1,772	2,013	1,506	(12)%	18%
Professional fees	1,435	899	818	60%	75%
Other	8,364	8,895	4,824	(6)%	73%
Total noninterest expense	25,774	30,626	17,918	(16)%	44%
Income before income taxes	2,729	7,773	16,653	(65)%	(84)%
Income tax expense	868	2,088	4,507	(58)%	(81)%
Net income	$1,861	$5,685	$12,146	(67)%	(85)%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.03	$0.10	$0.28	(70)%	(89)%
Diluted earnings per share	$0.03	$0.10	$0.28	(70)%	(88)%
Weighted average shares outstanding - basic	59,286,927	57,168,605	43,108,208	4%	38%
Weighted average shares outstanding - diluted	60,194,025	58,361,976	43,670,341	3%	38%
Common shares outstanding at period-end	59,568,219	59,368,156	43,323,753	0%	37%
Dividend per share	$0.13	$0.12	$0.12	8%	8%
Book value per share	$9.59	$9.71	$8.74	(1)%	10%
Tangible book value per share	$6.46	$6.55	$6.54	(1)%	(1)%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	1.29%	4.04%	13.28%	(68)%	(90)%
Annualized return on average tangible equity	1.91%	5.96%	17.90%	(68)%	(89)%
Annualized return on average assets	0.19%	0.55%	1.58%	(65)%	(88)%
Annualized return on average tangible assets	0.19%	0.57%	1.63%	(67)%	(88)%
Net interest margin (fully tax equivalent)	4.25%	4.15%	4.38%	2%	(3)%
Efficiency ratio	61.70%	73.58%	53.47%	(16)%	15%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$4,033,151	$4,124,018	$3,109,583	(2)%	30%
Average tangible assets	$3,845,646	$3,943,725	$3,014,029	(2)%	28%
Average earning assets	$3,665,151	$3,762,239	$2,885,591	(3)%	27%
Average loans held-for-sale	$2,265	$3,299	$3,125	(31)%	(28)%
Average total loans	$2,511,460	$2,442,802	$1,833,965	3%	37%
Average deposits	$3,327,812	$3,432,771	$2,637,308	(3)%	26%
Average demand deposits - noninterest-bearing	$1,438,944	$1,452,893	$1,024,142	(1)%	41%
Average interest-bearing deposits	$1,888,868	$1,979,878	$1,613,166	(5)%	17%
Average interest-bearing liabilities	$1,928,770	$2,027,106	$1,652,658	(5)%	17%
Average equity	$579,051	$558,478	$370,792	4%	56%
Average tangible equity	$391,546	$378,185	$275,238	4%	42%

(1)Provision for credit losses on loans for the quarter ended March 31, 2020, Provision for loan losses for the prior periods

	For the Quarter Ended:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
Interest income	$40,942	$42,471	$33,250	$33,489	$33,449
Interest expense	2,362	3,242	2,625	2,573	2,407
Net interest income before provision
for credit losses on loans(1)	38,580	39,229	30,625	30,916	31,042
Provision (credit) for credit losses on loans(1)	13,270	3,223	(576)	(740)	(1,061)
Net interest income after provision
for credit losses on loans(1)	25,310	36,006	31,201	31,656	32,103
Noninterest income:
Service charges and fees on deposit accounts	969	1,140	1,032	1,177	1,161
Gain on the disposition of foreclosed assets	791	—	—	—	—
Increase in cash surrender value of
life insurance	458	405	336	333	330
Servicing income	183	156	139	150	191
Gain (loss) on sales of securities	100	(217)	330	548	—
Gain on sales of SBA loans	67	358	156	36	139
Other	625	551	625	521	647
Total noninterest income	3,193	2,393	2,618	2,765	2,468
Noninterest expense:
Salaries and employee benefits	14,203	18,819	10,467	10,698	10,770
Occupancy and equipment	1,772	2,013	1,550	1,578	1,506
Professional fees	1,435	899	789	753	818
Other	8,364	8,895	5,103	5,416	4,824
Total noninterest expense	25,774	30,626	17,909	18,445	17,918
Income before income taxes	2,729	7,773	15,910	15,976	16,653
Income tax expense	868	2,088	4,633	4,623	4,507
Net income	$1,861	$5,685	$11,277	$11,353	$12,146

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.03	$0.10	$0.26	$0.26	$0.28
Diluted earnings per share	$0.03	$0.10	$0.26	$0.26	$0.28
Weighted average shares outstanding - basic	59,286,927	57,168,605	43,258,983	43,202,562	43,108,208
Weighted average shares outstanding - diluted	60,194,025	58,361,976	43,796,904	43,721,451	43,670,341
Common shares outstanding at period-end	59,568,219	59,368,156	43,509,406	43,498,406	43,323,753
Dividend per share	$0.13	$0.12	$0.12	$0.12	$0.12
Book value per share	$9.59	$9.71	$9.09	$8.92	$8.74
Tangible book value per share	$6.46	$6.55	$6.92	$6.75	$6.54

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	1.29%	4.04%	11.44%	11.96%	13.28%
Annualized return on average tangible equity	1.91%	5.96%	15.08%	15.94%	17.90%
Annualized return on average assets	0.19%	0.55%	1.44%	1.48%	1.58%
Annualized return on average tangible assets	0.19%	0.57%	1.49%	1.53%	1.63%
Net interest margin (fully tax equivalent)	4.25%	4.15%	4.24%	4.38%	4.38%
Efficiency ratio	61.70%	73.58%	53.87%	54.76%	53.47%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$4,033,151	$4,124,018	$3,103,043	$3,070,043	$3,109,583
Average tangible assets	$3,845,646	$3,943,725	$3,008,602	$2,975,096	$3,014,029
Average earning assets	$3,665,151	$3,762,239	$2,878,590	$2,844,677	$2,885,591
Average loans held-for-sale	$2,265	$3,299	$4,171	$4,256	$3,125
Average total loans	$2,511,460	$2,442,802	$1,851,669	$1,831,218	$1,833,965
Average deposits	$3,327,812	$3,432,771	$2,612,252	$2,590,933	$2,637,308
Average demand deposits - noninterest-bearing	$1,438,944	$1,452,893	$1,041,712	$1,001,914	$1,024,142
Average interest-bearing deposits	$1,888,868	$1,979,878	$1,570,540	$1,589,019	$1,613,166
Average interest-bearing liabilities	$1,928,770	$2,027,106	$1,610,168	$1,628,554	$1,652,658
Average equity	$579,051	$558,478	$391,086	$380,605	$370,792
Average tangible equity	$391,546	$378,185	$296,645	$285,658	$275,238

(1)Provision for credit losses on loans for the quarter ended March 31, 2020, Provision for loan losses for the prior periods

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$36,998	$49,447	$38,699	(25)%	(4)%
Other investments and interest-bearing deposits
in other financial institutions	406,399	407,923	196,278	0%	107%
Securities available-for-sale, at fair value	373,570	404,825	452,521	(8)%	(17)%
Securities held-to-maturity, at amortized cost	348,044	366,560	367,023	(5)%	(5)%
Loans held-for-sale - SBA, including deferred costs	2,415	1,052	3,216	130%	(25)%
Loans:
Commercial	657,549	631,547	559,718	4%	17%
Real estate:
CRE	1,505,563	1,510,592	1,012,641	0%	49%
Land and construction	151,923	150,634	98,222	1%	55%
Home equity	165,159	175,252	118,448	(6)%	39%
Residential mortgages	45,474	46,256	49,786	(2)%	(9)%
Consumer	28,501	19,882	9,690	43%	194%
Loans	2,554,169	2,534,163	1,848,505	1%	38%
Deferred loan fees, net	(258)	(319)	(187)	(19)%	38%
Total loans, net of deferred fees	2,553,911	2,533,844	1,848,318	1%	38%
Allowance for credit losses on loans(1)	(44,703)	(23,285)	(27,318)	92%	64%
Loans, net	2,509,208	2,510,559	1,821,000	0%	38%
Company-owned life insurance	76,485	76,027	62,189	1%	23%
Premises and equipment, net	9,025	8,250	6,998	9%	29%
Goodwill	167,371	167,420	83,753	0%	100%
Other intangible assets	19,557	20,415	11,454	(4)%	71%
Accrued interest receivable and other assets	129,090	96,985	72,746	33%	77%
Total assets	$4,078,162	$4,109,463	$3,115,877	(1)%	31%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$1,444,534	$1,450,873	$1,016,770	0%	42%
Demand, interest-bearing	810,425	798,375	704,996	2%	15%
Savings and money market	949,076	982,430	759,306	(3)%	25%
Time deposits-under $250	51,009	54,361	56,385	(6)%	(10)%
Time deposits-$250 and over	96,540	99,882	90,042	(3)%	7%
CDARS - money market and time deposits	15,055	28,847	12,745	(48)%	18%
Total deposits	3,366,639	3,414,768	2,640,244	(1)%	28%
Subordinated debt, net of issuance costs	39,600	39,554	39,414	0%	0%
Other short-term borrowings	—	328	—	(100)	N/A
Accrued interest payable and other liabilities	100,482	78,105	57,703	29%	74%
Total liabilities	3,506,721	3,532,755	2,737,361	(1)%	28%

Shareholders’ Equity:
Common stock	491,347	489,745	301,550	0%	63%
Retained earnings	84,803	96,741	85,953	(12)%	(1)%
Accumulated other comprehensive loss	(4,709)	(9,778)	(8,987)	(52)%	48%
Total Shareholders' Equity	571,441	576,708	378,516	(1)%	51%
Total liabilities and shareholders’ equity	$4,078,162	$4,109,463	$3,115,877	(1)%	31%

(1)Allowance for credit losses on loans at March 31, 2020, Allowance for loan losses for the prior periods

	End of Period:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$36,998	$49,447	$48,121	$36,302	$38,699
Other investments and interest-bearing deposits
in other financial institutions	406,399	407,923	367,662	239,710	196,278
Securities available-for-sale, at fair value	373,570	404,825	333,101	383,156	452,521
Securities held-to-maturity, at amortized cost	348,044	366,560	342,033	351,399	367,023
Loans held-for-sale - SBA, including deferred costs	2,415	1,052	3,571	5,202	3,216
Loans:
Commercial	657,549	631,547	528,060	567,529	559,718
Real estate:
CRE	1,505,563	1,510,592	1,080,235	1,037,885	1,012,641
Land and construction	151,923	150,634	96,610	97,297	98,222
Home equity	165,159	175,252	111,610	116,057	118,448
Residential mortgages	45,474	46,256	47,276	48,944	49,786
Consumer	28,501	19,882	11,701	10,279	9,690
Loans	2,554,169	2,534,163	1,875,492	1,877,991	1,848,505
Deferred loan fees, net	(258)	(319)	(105)	(224)	(187)
Total loans, net of deferred fees	2,553,911	2,533,844	1,875,387	1,877,767	1,848,318
Allowance for credit losses on loans(1)	(44,703)	(23,285)	(25,895)	(26,631)	(27,318)
Loans, net	2,509,208	2,510,559	1,849,492	1,851,136	1,821,000
Company-owned life insurance	76,485	76,027	62,858	62,522	62,189
Premises and equipment, net	9,025	8,250	6,849	6,975	6,998
Goodwill	167,371	167,420	83,753	83,753	83,753
Other intangible assets	19,557	20,415	10,346	10,900	11,454
Accrued interest receivable and other assets	129,090	96,985	74,685	76,976	72,746
Total assets	$4,078,162	$4,109,463	$3,182,471	$3,108,031	$3,115,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$1,444,534	$1,450,873	$1,094,953	$994,082	$1,016,770
Demand, interest-bearing	810,425	798,375	666,054	682,114	704,996
Savings and money market	949,076	982,430	761,471	788,832	759,306
Time deposits-under $250	51,009	54,361	53,560	53,351	56,385
Time deposits-$250 and over	96,540	99,882	95,543	88,519	90,042
CDARS - money market and time deposits	15,055	28,847	17,409	15,575	12,745
Total deposits	3,366,639	3,414,768	2,688,990	2,622,473	2,640,244
Subordinated debt, net of issuance costs	39,600	39,554	39,507	39,461	39,414
Other short-term borrowings	—	328	—	—	—
Accrued interest payable and other liabilities	100,482	78,105	58,628	57,989	57,703
Total liabilities	3,506,721	3,532,755	2,787,125	2,719,923	2,737,361

Shareholders’ Equity:
Common stock	491,347	489,745	302,983	302,305	301,550
Retained earnings	84,803	96,741	98,161	92,105	85,953
Accumulated other comprehensive loss	(4,709)	(9,778)	(5,798)	(6,302)	(8,987)
Total Shareholders' Equity	571,441	576,708	395,346	388,108	378,516
Total liabilities and shareholders’ equity	$4,078,162	$4,109,463	$3,182,471	$3,108,031	$3,115,877

(1)Allowance for credit losses on loans at March 31, 2020, Allowance for loan losses for the prior periods

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
Nonaccrual loans - held-for-investment	$11,646	$8,675	$15,958	34%	(27)%
Restructured and loans over 90 days past due
and still accruing	442	1,153	1,357	(62)%	(67)%
Total nonperforming loans	12,088	9,828	17,315	23%	(30)%
Foreclosed assets	—	—	—	N/A	N/A
Total nonperforming assets	$12,088	$9,828	$17,315	23%	(30)%
Other restructured loans still accruing	$103	$436	$201	(76)%	(49)%
Net charge-offs (recoveries) during the quarter	$422	$5,833	$(531)	(93)%	179%
Provision for credit losses on loans during the quarter(1)	$13,270	$3,223	$(1,061)	312%	1351%
Adoption of Topic 326	$8,570	$—	$—	N/A	N/A %
Allowance for credit losses on loans(2)	$44,703	$23,285	$27,318	92%	64%
Classified assets	$39,603	$32,579	$25,176	22%	57%
Allowance for credit losses on loans to total loans(2)	1.75%	0.92%	1.48%	90%	18%
Allowance for credit losses on loans to total nonperforming loans(2)	369.81%	236.93%	157.77%	56%	134%
Nonperforming assets to total assets	0.30%	0.24%	0.56%	25%	(46)%
Nonperforming loans to total loans	0.47%	0.39%	0.94%	21%	(50)%
Classified assets to Heritage Commerce Corp
Tier 1 capital plus allowance for credit losses on loans(2)	9%	8%	8%	13%	13%
Classified assets to Heritage Bank of Commerce
Tier 1 capital plus allowance for credit losses on loans(2)	9%	7%	8%	29%	13%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (3)	$384,513	$388,873	$283,309	(1)%	36%
Shareholders’ equity / total assets	14.01%	14.03%	12.15%	0%	15%
Tangible common equity / tangible assets (4)	9.88%	9.92%	9.38%	0%	5%
Loan to deposit ratio	75.86%	74.20%	70.01%	2%	8%
Noninterest-bearing deposits / total deposits	42.91%	42.49%	38.51%	1%	11%
Total risk-based capital ratio	14.7%	14.6%	15.6%	1%	(6)%
Tier 1 risk-based capital ratio	12.2%	12.5%	12.6%	(2)%	(3)%
Common Equity Tier 1 risk-based capital ratio	12.2%	12.5%	12.6%	(2)%	(3)%
Leverage ratio	10.0%	9.8%	9.5%	2%	5%
Heritage Bank of Commerce:
Total risk-based capital ratio	14.0%	13.9%	14.6%	1%	(4)%
Tier 1 risk-based capital ratio	12.7%	13.1%	13.4%	(3)%	(5)%
Common Equity Tier 1 risk-based capital ratio	12.7%	13.1%	13.4%	(3)%	(5)%
Leverage ratio	10.5%	10.2%	10.1%	3%	4%

(1)	Provision (credit) for credit losses on loans for the quarter ended March 31, 2020, Provision (credit) for loan losses for the prior periods
(2)	Allowance for credit losses on loans at March 31, 2020, Allowance for loan losses for the prior periods
(3)	Represents shareholders' equity minus goodwill and other intangible assets
(4)	Represents shareholders' equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	End of Period:
CREDIT QUALITY DATA	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, unaudited)	2020	2019	2019	2019	2019
Nonaccrual loans - held-for-investment	$11,646	$8,675	$13,638	$15,695	$15,958
Restructured and loans over 90 days past due
and still accruing	442	1,153	609	1,323	1,357
Total nonperforming loans	12,088	9,828	14,247	17,018	17,315
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$12,088	$9,828	$14,247	$17,018	$17,315
Other restructured loans still accruing	$103	$436	$247	$175	$201
Net charge-offs (recoveries) during the quarter	$422	$5,833	$160	$(53)	$(531)
Provision for credit losses on loans during the quarter(1)	$13,270	$3,223	$(576)	$(740)	$(1,061)
Adoption of Topic 326	$8,570	$—	$—	$—	$—
Allowance for credit losses on loans(2)	$44,703	$23,285	$25,895	$26,631	$27,318
Classified assets	$39,603	$32,579	$20,225	$31,176	$25,176
Allowance for credit losses on loans to total loans(2)	1.75%	0.92%	1.38%	1.42%	1.48%
Allowance for credit losses on loans to total nonperforming loans(2)	369.81%	236.93%	181.76%	156.49%	157.77%
Nonperforming assets to total assets	0.30%	0.24%	0.45%	0.55%	0.56%
Nonperforming loans to total loans	0.47%	0.39%	0.76%	0.91%	0.94%
Classified assets to Heritage Commerce Corp
Tier 1 capital plus allowance for credit losses on loans(2)	9%	8%	6%	10%	8%
Classified assets to Heritage Bank of Commerce
Tier 1 capital plus allowance for credit losses on loans(2)	9%	7%	6%	9%	8%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (3)	$384,513	$388,873	$301,247	$293,455	$283,309
Shareholders’ equity / total assets	14.01%	14.03%	12.42%	12.49%	12.15%
Tangible common equity / tangible assets (4)	9.88%	9.92%	9.75%	9.74%	9.38%
Loan to deposit ratio	75.86%	74.20%	69.74%	71.60%	70.01%
Noninterest-bearing deposits / total deposits	42.91%	42.49%	40.72%	37.91%	38.51%
Total risk-based capital ratio	14.7%	14.6%	16.2%	15.9%	15.6%
Tier 1 risk-based capital ratio	12.2%	12.5%	13.3%	13.0%	12.6%
Common Equity Tier 1 risk-based capital ratio	12.2%	12.5%	13.3%	13.0%	12.6%
Leverage ratio	10.0%	9.8%	10.0%	9.9%	9.5%
Heritage Bank of Commerce:
Total risk-based capital ratio	14.0%	13.9%	15.2%	14.9%	14.6%
Tier 1 risk-based capital ratio	12.7%	13.1%	14.1%	13.7%	13.4%
Common Equity Tier 1 risk-based capital ratio	12.7%	13.1%	14.1%	13.7%	13.4%
Leverage ratio	10.5%	10.2%	10.6%	10.5%	10.1%

(1)	Provision for credit losses on loans for the quarter ended March 31, 2020, Provision (credit) for loan losses for the prior periods
(2)	Allowance for credit losses on loans at March 31, 2020, Allowance for loan losses for the prior periods
(3)	Represents shareholders' equity minus goodwill and other intangible assets
(4)	Represents shareholders' equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	March 31, 2020			March 31, 2019
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$2,513,725	$34,782	5.57%	$1,837,090	$26,807	5.92%
Securities - taxable	670,299	3,948	2.37%	741,288	4,509	2.47%
Securities - exempt from Federal tax (3)	80,369	647	3.24%	85,943	694	3.27%
Other investments and interest-bearing deposits
in other financial institutions	400,758	1,701	1.71%	221,270	1,585	2.91%
Total interest earning assets (3)	3,665,151	41,078	4.51%	2,885,591	33,595	4.72%
Cash and due from banks	44,539			37,207
Premises and equipment, net	8,607			7,090
Goodwill and other intangible assets	187,505			95,554
Other assets	127,349			84,141
Total assets	$4,033,151			$3,109,583

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,438,944			$1,024,142

Demand, interest-bearing	800,800	542	0.27%	701,702	618	0.36%
Savings and money market	920,422	914	0.40%	751,191	907	0.49%
Time deposits - under $100	18,777	22	0.47%	20,380	21	0.42%
Time deposits - $100 and over	132,314	305	0.93%	126,571	288	0.92%
CDARS - money market and time deposits	16,555	2	0.05%	13,322	2	0.06%
Total interest-bearing deposits	1,888,868	1,785	0.38%	1,613,166	1,836	0.46%
Total deposits	3,327,812	1,785	0.22%	2,637,308	1,836	0.28%

Subordinated debt, net of issuance costs	39,571	577	5.86%	39,386	571	5.88%
Short-term borrowings	331	—	0.00%	106	—	0.00%
Total interest-bearing liabilities	1,928,770	2,362	0.49%	1,652,658	2,407	0.59%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	3,367,714	2,362	0.28%	2,676,800	2,407	0.36%
Other liabilities	86,386			61,991
Total liabilities	3,454,100			2,738,791
Shareholders’ equity	579,051			370,792
Total liabilities and shareholders’ equity	$4,033,151			$3,109,583

Net interest income (3) / margin		38,716	4.25%		31,188	4.38%
Less tax equivalent adjustment (3)		(136)			(146)
Net interest income		$38,580			$31,042

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.
(2)

Yield amounts earned on loans include fees and costs. The accretion of net deferred loan fees into loan interest income was $139,000 for the first quarter of 2020, compared to $91,000 for the first quarter of 2019.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21%.

	For the Quarter Ended			For the Quarter Ended
	March 31, 2020			December 31, 2019
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$2,513,725	$34,782	5.57%	$2,446,101	$35,487	5.76%
Securities - taxable	670,299	3,948	2.37%	653,623	3,687	2.24%
Securities - exempt from Federal tax (3)	80,369	647	3.24%	82,034	663	3.21%
Other investments and interest-bearing deposits
in other financial institutions	400,758	1,701	1.71%	580,481	2,773	1.90%
Total interest earning assets (3)	3,665,151	41,078	4.51%	3,762,239	42,610	4.49%
Cash and due from banks	44,539			48,313
Premises and equipment, net	8,607			8,497
Goodwill and other intangible assets	187,505			180,293
Other assets	127,349			124,676
Total assets	$4,033,151			$4,124,018

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$1,438,944			$1,452,893

Demand, interest-bearing	800,800	542	0.27%	789,465	600	0.30%
Savings and money market	920,422	914	0.40%	1,009,880	1,283	0.50%
Time deposits - under $100	18,777	22	0.47%	19,613	28	0.57%
Time deposits - $100 and over	132,314	305	0.93%	143,095	373	1.03%
CDARS - money market and time deposits	16,555	2	0.05%	17,825	2	0.04%
Total interest-bearing deposits	1,888,868	1,785	0.38%	1,979,878	2,286	0.46%
Total deposits	3,327,812	1,785	0.22%	3,432,771	2,286	0.26%

Subordinated debt, net of issuance costs	39,571	577	5.86%	46,758	955	8.10%
Short-term borrowings	331	—	0.00%	470	1	0.84%
Total interest-bearing liabilities	1,928,770	2,362	0.49%	2,027,106	3,242	0.63%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	3,367,714	2,362	0.28%	3,479,999	3,242	0.37%
Other liabilities	86,386			85,541
Total liabilities	3,454,100			3,565,540
Shareholders’ equity	579,051			558,478
Total liabilities and shareholders’ equity	$4,033,151			$4,124,018

Net interest income (3) / margin		38,716	4.25%		39,368	4.15%
Less tax equivalent adjustment (3)		(136)			(139)
Net interest income		$38,580			$39,229

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.
(2)

Yield amounts earned on loans include fees and costs. The accretion of net deferred loan fees into loan interest income was $139,000 for the first quarter of 2020, compared to $90,000 for the fourth quarter of 2019.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21%.